Exhibit 99

PRESS RELEASE	FOR IMMEDIATE RELEASE

RigNet Announces Third Quarter 2013 Earnings Results

•	Record quarterly revenue of $56.9 million, an 18.6% increase over the same quarter last year and a 10.8% increase over the previous quarter

•	Record quarterly Adjusted EBITDA of $14.5 million, a 16.6% increase over the same quarter last year and a 3.9% increase over the previous quarter

•	Net income attributable to common stockholders of $2.3 million, or $0.13 per diluted share, which includes $2.8 million of acquisition costs associated with the upcoming purchase of Inmarsat’s Energy Broadband business. Excluding acquisition costs, net income attributable to common stockholders was $5.1 million, or $0.29 per diluted share, an increase of $0.07 per diluted share, or 33.7%, over the same quarter last year

HOUSTON, TX – November 4, 2013 – RigNet, Inc. (NASDAQ: RNET), a leading global provider of remote communications services to the oil and gas industry, today reported quarterly results for the quarter ended September 30, 2013.

Record revenue of $56.9 million for the third quarter represents an increase of $9.0 million, or 18.6%, for the three months ended September 30, 2013, as compared to the same period of 2012, primarily due to increased systems integration revenue, sites served and increased revenue-per-site. Revenue increased by $5.6 million, or 10.8%, for the three months ended September 30, 2013, as compared to the previous quarter primarily due to increased systems integration revenue and increased revenue-per-site.

Record Adjusted EBITDA of $14.5 million in the third quarter, or 25.4% of revenue, represents an increase of $2.1 million, or 16.6%, over the same quarter last year and an increase of $0.5 million, or 3.9%, over the previous quarter. These increases are primarily due to growth in our core offshore business partially offset by costs associated with headcount additions to support our continued growth.

Net income attributable to common stockholders was $2.3 million, or $0.13 per diluted share, for the third quarter. This amount includes $2.8 million of acquisition costs associated with the upcoming purchase of Inmarsat’s Energy Broadband business. Excluding acquisition costs, net income attributable to common stockholders was $5.1 million, or $0.29 per diluted share, an increase of $0.07 per diluted share, or 33.7%, over the same quarter last year and an increase of $0.01 per diluted share, or 3.3%, over the previous quarter.

Capital expenditures were $9.1 million in the third quarter compared to $5.2 million in the same quarter last year and $8.5 million in the previous quarter.

Mark B. Slaughter, chief executive officer and president, commented, “I was very pleased with our solid third quarter results, which included record revenue and EBITDA, reflecting continued strong growth in our core offshore rig communications business. We have also made significant progress with the integration planning for our pending acquisition of Inmarsat’s Energy Broadband business, and expect to be well-positioned to operate that business upon closing in or before the first quarter of 2014.  Looking forward, we are maintaining a positive view of the market environment for our services and are extremely delighted with our new relationship with Inmarsat that includes the acquisition of their energy broadband business as well as our becoming a premier distribution partner in oil and gas for their Global Express and L-band service platforms.  Overall, we are very excited about the broadened services and capabilities we will soon be bringing to market that will better serve our customers and position the Company to enhance returns to stockholders.”

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

A conference call for investors will be held at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Tuesday, November 5, 2013, to discuss RigNet’s 2013 third quarter results. The call may be accessed live over the telephone by dialing +1 (877) 845-0777, or, for international callers, +1 (760) 298-5090. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto RigNet’s website at www.rig.net in the Investors – Webcasts and Presentations section. A replay of the conference call webcast will also be available on our website for approximately thirty days following the call.

Non-GAAP Financial Measures

This press release contains the following non-GAAP measures: Gross Profit (excluding depreciation and amortization) and Adjusted EBITDA. Gross Profit (excluding depreciation and amortization) and Adjusted EBITDA are financial measures that are not calculated in accordance with generally accepted accounting principles, or GAAP. We refer you to the Company’s most recent 10-K filing for the year ended December 31, 2012, for a more detailed discussion of the uses and limitations of our non-GAAP financial measures.

GAAP defines gross profit as revenue less cost of revenue, and includes in costs of revenue depreciation and amortization expenses related to revenue-generating long-lived and intangible assets. We define Gross Profit (excluding depreciation and amortization) as revenue less cost of revenue (excluding depreciation and amortization). This measure differs from the GAAP definition of gross profit as we do not include the impact of depreciation and amortization expenses related to revenue-generating long-lived and intangible assets which represent non-cash expenses. We use this measure to evaluate operating margins and the effectiveness of cost management.

We define Adjusted EBITDA as net income (loss) plus interest expense, income tax expense (benefit), depreciation and amortization, impairment of goodwill, (gain) loss on retirement of property and equipment, change in fair value of derivatives, stock-based compensation and IPO or merger/acquisition costs and related bonuses. Adjusted EBITDA should not be considered as an alternative to net income (loss), operating income (loss) or any other measure of financial performance calculated and presented in accordance with GAAP.

About RigNet

RigNet (NASDAQ: RNET) is a leading global provider of managed remote communications, systems integration and collaborative applications dedicated to the oil and gas industry, focusing on offshore and onshore drilling rigs, energy production facilities and energy maritime. RigNet provides solutions ranging from fully-managed voice and data networks to more advanced applications that include video conferencing and real-time data services to remote sites in over thirty countries on six continents, effectively spanning the drilling and production industry. RigNet is based in Houston, Texas. For more information, please visit www.rig.net. RigNet is a registered trademark of RigNet, Inc.

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 – that is, statements related to the future, not past, events. Forward-looking statements are based on the current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to RigNet’s SEC filings. RigNet undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Investor contact
Marty Jimmerson	Tel: +1 (281) 674-0699
Chief Financial Officer, RigNet, Inc.	investor.relations@rig.net

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2013	2013	2012	2013	2012
	(in thousands)
Unaudited Consolidated Statements of Comprehensive Income Data:
Revenue	$56,856	$51,329	$47,939	$161,003	$112,389

Expenses:
Cost of revenue (excluding depreciation and amortization)	31,140	25,927	24,850	86,189	54,193
Depreciation and amortization	5,450	5,249	4,837	15,668	12,571
Selling and marketing	937	1,029	891	2,753	2,278
General and administrative	13,036	11,530	10,428	36,326	26,833

Total expenses	50,563	43,735	41,006	140,936	95,875

Operating income	6,293	7,594	6,933	20,067	16,514
Other income (expense), net	(1,305)	(127)	(952)	(1,325)	(1,103)

Income before income taxes	4,988	7,467	5,981	18,742	15,411
Income tax expense	(2,581)	(2,552)	(2,808)	(7,645)	(6,883)

Net income	$2,407	$4,915	$3,173	$11,097	$8,528

Income Per Share—Basic and Diluted
Net income attributable to RigNet, Inc. common stockholders	$2,347	$4,861	$3,238	$10,943	$8,503
Net income per share attributable to RigNet, Inc. common stockholders, basic	$0.15	$0.30	$0.21	$0.69	$0.55
Net income per share attributable to RigNet, Inc. common stockholders, diluted	$0.13	$0.28	$0.19	$0.63	$0.50
Weighted average shares outstanding, basic	16,148	15,963	15,647	15,958	15,564
Weighted average shares outstanding, diluted	17,630	17,480	17,104	17,404	16,991
Unaudited Non-GAAP Data:
Gross Profit (excluding depreciation and amortization)	$25,716	$25,402	$23,089	$74,814	$58,196
Gross Profit (excluding depreciation and amortization) margin	45.2%	49.5%	48.2%	46.5%	51.8%
Adjusted EBITDA	$14,450	$13,902	$12,392	$40,973	$31,765
Adjusted EBITDA margin	25.4%	27.1%	25.8%	25.4%	28.3%

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2013	2013	2012	2013	2012
	(in thousands)
Reconciliation of Gross Profit to Gross Profit (excluding depreciation and amortization):
Gross profit	$20,564	$20,414	$18,487	$59,946	$46,264
Depreciation and amortization related to cost of revenue	5,152	4,988	4,602	14,868	11,932

Gross Profit (excluding depreciation and amortization)	$25,716	$25,402	$23,089	$74,814	$58,196

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2013	2013	2012	2013	2012
	(in thousands)
Reconciliation of Net Income to Adjusted EBITDA:
Net income	$2,407	$4,915	$3,173	$11,097	$8,528
Interest expense	432	440	611	1,379	927
Depreciation and amortization	5,450	5,249	4,837	15,668	12,571
(Gain) loss on sales of property and equipment, net of retirement	93	33	(90)	167	(141)
Stock-based compensation	696	713	592	2,226	1,874
Acquisition costs	2,791	—	461	2,791	1,123
Income tax expense	2,581	2,552	2,808	7,645	6,883

Adjusted EBITDA (non-GAAP measure)	$14,450	$13,902	$12,392	$40,973	$31,765

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	September 30,	December 31,
	2013	2012
	(in thousands)
Unaudited Consolidated Balance Sheet Data:
Cash and cash equivalents	$49,584	$59,744
Restricted cash—current portion	790	987
Restricted cash—long-term	1,345	1,809
Total assets	226,363	215,932
Current maturities of long-term debt	9,384	9,422
Long-term debt	44,778	51,871

	Nine Months Ended September 30,
	2013	2012
	(in thousands)
Unaudited Consolidated Statements of Cash Flows Data:
Cash and cash equivalents, January 1,	$59,744	$53,106
Net cash provided by operating activities	15,353	17,459
Net cash used in investing activities	(21,391)	(59,691)
Net cash provided by (used in) financing activities	(2,728)	40,384
Changes in foreign currency translation	(1,394)	2,422

Cash and cash equivalents, September 30,	$49,584	$53,680

	3rd Quarter	4th Quarter	1st Quarter	2nd Quarter	3rd Quarter
	2012	2012	2013	2013	2013
Selected Operational Data:
Offshore drilling rigs (1)	233	237	245	255	251
U.S. onshore drilling rigs	302	282	271	261	250
Strategic initiatives (2)	232	239	264	291	265
Other sites (3)	318	336	344	331	330

Total	1,085	1,094	1,124	1,138	1,096

(1)	Includes jack up, semi-submersible and drillship rigs
(2)	Includes production facilities, energy support vessels and international land rigs
(3)	Includes completion sites, man-camps, remote offices and supply bases

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2013	2013	2012	2013	2012
	(in thousands)
Americas:
Revenue	$13,884	$13,141	$13,053	$39,440	$37,065
Cost of revenue	6,734	6,149	5,765	18,164	17,012

Gross Profit (non-GAAP measure)	7,150	6,992	7,288	21,276	20,053

Gross Profit margin	51.5%	53.2%	55.8%	53.9%	54.1%
Depreciation and amortization	1,924	1,848	1,909	5,566	5,536
Selling, general and administrative	2,000	2,090	2,012	5,767	5,738

Operating income	$3,226	$3,054	$3,367	$9,943	$8,779

Adjusted EBITDA (non-GAAP measure)	$5,142	$4,855	$5,235	$15,414	$14,328

Adjusted EBITDA margin	37.0%	36.9%	40.1%	39.1%	38.7%
Europe/Africa:
Revenue	$26,277	$23,057	$21,972	$76,906	$41,292
Cost of revenue	17,576	12,807	13,536	47,905	21,869

Gross Profit (non-GAAP measure)	8,701	10,250	8,436	29,001	19,423

Gross Profit margin	33.1%	44.5%	38.4%	37.7%	47.0%
Depreciation and amortization	1,900	1,812	1,774	5,458	3,267
Selling, general and administrative	1,895	1,983	2,655	6,414	4,848

Operating income	$4,906	$6,455	$4,007	$17,129	$11,308

Adjusted EBITDA (non-GAAP measure)	$6,494	$8,805	$5,013	$23,553	$14,338

Adjusted EBITDA margin	24.7%	38.2%	22.8%	30.6%	34.7%
Middle East/Asia Pacific:
Revenue	$16,695	$15,131	$12,914	$44,657	$34,032
Cost of revenue	5,685	5,503	4,512	16,196	12,442

Gross Profit (non-GAAP measure)	11,010	9,628	8,402	28,461	21,590

Gross Profit margin	65.9%	63.6%	65.1%	63.7%	63.4%
Depreciation and amortization	1,407	1,385	1,153	4,074	3,767
Selling, general and administrative	1,371	2,915	1,088	5,403	3,085

Operating income	$8,232	$5,328	$6,161	$18,984	$14,738

Adjusted EBITDA (non-GAAP measure)	$9,524	$6,657	$7,232	$22,887	$18,408

Adjusted EBITDA margin	57.0%	44.0%	56.0%	51.3%	54.1%

NOTE:	Consolidated balances include the three segments above along with corporate activities and intercompany eliminations.

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1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net